EXHIBIT 4.15

                                                 BANK of BERMUDA
                                                 Bank of Bermuda
                                                 (Isle of Man) Limited
                                                 P.O. Box 34
                                                 12/13/ Hill Street,
                                                 Douglas,
                                                 Isle of Man, IM99 1BW
                                                 British Isles
                                                 Telephone (44) 1624 637777
                                                 Fax (44) 1624 63777879


9th March, 2001



The Directors,
Trade Media Holdings Limited,
Isle of Man Representative Office,
Salisbury House,
Douglas,
Isle of Man.


Dear Sirs:

This letter confirms that the Bank of Bermuda (Isle of Man) Limited ("the Bank") is prepared to extend the existing loan facility of U.S. $25,000,000 (twenty five million U.S. Dollars) extended to Trade Media Holdings Limited ("the Borrower") subject to the terms and conditions originally set forth in the Bank's facility letter of 13th March 2000.

The loan and all unpaid interest, fees and other sums payable under this facility shall be repaid in full not later than the 12th March 2002, pending a full review and possible renewal of the facility for a further twelve month term.

The Bank will incur no obligations under this letter until it has received all of the following:

     a) return of the enclosed copy of this letter duly signed by the Borrower as acceptance of the terms and conditions of this letter.

     b) a copy (certified as true by a Director or the Secretary of the Borrower) of a Resolution of the Board of Directors of the Borrower authorising such acceptance and designating the person(s) authorised to sign the acceptance and confirming that all corporate action necessary to accept the terms of this letter have been taken.


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     c) payment of an Annual Fee of(pound)1,000 in respect of this extension.

If the terms and conditions of this letter are acceptable, please sign and date the form of acceptance on the enclosed copy of this letter and return it to the Bank together with the items mentioned above.

                                    Yours faithfully,



                                    /s/  Alan Corkill
                                    -----------------------------------
                                    Alan Corkill
                                    Credit Manager